www.TractorSupply.com

TRACTOR SUPPLY COMPANY APPOINTS KEITH HALBERT TO ITS BOARD OF DIRECTORS

Brentwood, TN, February 9, 2015 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced that Keith Halbert has been appointed to the Company’s board of directors.

Mr. Halbert is a seasoned executive with over 34 years of information technology, supply chain and business systems experience within twelve Fortune 100 companies. His experience spans a diverse set of industries, including financial services, retail, communications, transportation, insurance, and information technology services. Mr. Halbert currently serves as the Founder and President of The HalbertGroup, providing strategic information technology operational and consulting services for companies.

Cynthia Jamison, Tractor Supply Company’s Chairman of the Board stated, “Keith is a proven IT veteran with a long track record of leadership success, and we are thrilled that he will be joining the Tractor Supply board of directors. As we continue to invest in systems and information technology plays a bigger role in the business, Keith’s deep IT knowledge and risk management expertise will be a valuable asset to the Tractor Supply team.”

Mr. Halbert commented, “I’m honored to be joining Tractor Supply’s board of directors and helping to improve upon the Company’s impressive business operations and overall growth. I look forward to leveraging my experience around technology and IT systems, to serve Tractor Supply as it solidifies its position as the most dependable supplier of every-day products for the rural lifestyle.”

Prior to founding The HalbertGroup, Mr. Halbert served as Executive Vice President and Chief Information Officer of United Continental Holdings. He has also held several management and leadership positions at various companies including United Airlines, Electronic Data Systems, Home Depot, First Data Corporation, and Delta Air Lines.

About Tractor Supply Company
At December 27, 2014, Tractor Supply Company operated 1,382 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.